Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

THIS AMENDMENT (this “Amendment”), dated as of January     , 2014 to that certain Employment Agreement, dated as of [ insert date ] (the “Agreement”), by and among the undersigned executive (“Executive”) and Pacer International, Inc., (“Pacer”) shall be effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of the date hereof, and as it may be amended from time to time, by and among Pacer, XPO Logistics, Inc. (the “Parent”) and Acquisition Sub, Inc., a wholly owned subsidiary of the Parent (the “Merger Agreement”)) (such time, the “Effective Date”). If the Effective Time does not occur, this Amendment shall be null and void ab initio and of no force of effect.

1. Effective as of the Effective Time, all references in the Agreement to the “Company” shall henceforth be references to XPO Logistics, Inc.

2. Section 1 of the Agreement shall be amended and restated to read in its entirety as follows:

“Section 1. Duties. On the terms and subject to the conditions contained in this Agreement, the Executive will initially be employed in the position set forth on Exhibit A. The Executive shall perform such duties and services on behalf of the Company and its Affiliates (as defined in Section 24(b) below) consistent with such title and position as may reasonably be assigned to the Executive from time to time by the Chief Executive Officer of the Company or his designee. The Executive’s title and position and related duties and services may be changed during the course of the Executive’s employment by the Board or the Chairman of the Board or the Chief Executive Officer of the Company. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.”

3. Section 2 of the Agreement shall be amended and restated to read in its entirety as follows:

“Section 2. Term. The Executive’s employment hereunder shall be for the period commencing on the Effective Date (the “Commencement Date”) and, subject to earlier termination in accordance with this Agreement, ending on December 31, 2016 (the “Employment Period”); for the avoidance of doubt, neither the expiration of the Employment Period nor any termination following the expiration of the Employment Period shall be considered a termination of employment giving rise to the right of the Executive to the benefits described in Section 8(b) of this Agreement. Upon a termination of the Executive’s employment hereunder, the Executive (or, if applicable, the Executive’s beneficiaries or estate) shall be entitled only to those rights and benefits provided in Section 8(a) or Section 8(b), as applicable to such termination, subject to compliance with those continuing covenants and agreements set forth herein.”

4. Section 3 of the Agreement shall be amended such that references to the Board or the Chief Executive Officer shall instead refer to the Board, Chief Executive Officer or their respective designees.

5. Section 4 of the Agreement shall be amended (a) such that any reference to “executive officers”, “executives” or “senior executives” shall instead refer to “similarly situated executives of the Company and its Subsidiaries,” (b) such that any reference to the Board or a committee of the Board shall instead refer to the Board, a committee of the Board or their respective designees, (c) to provide that the Executive’s Base Salary shall be the Base Salary as set forth on Exhibit A and (d) to add the following Sections 4(d) and 4(e), which shall read in their entirety as follows:

“(d) Initial Equity Grant. (i) Upon the Effective Date and in lieu of any other equity grant with respect to 2014, the Executive shall be granted an equity award in the form of restricted stock units based on the Company’s common stock with a Fair Market Value (as defined in the Company’s Amended and Restated 2011 Omnibus Incentive Compensation Plan) equal to the amount set forth on Exhibit A (the “Regular Restricted Stock Units”). The Executive will be fully vested in 25% of the Regular Restricted Stock Units as of the Effective Date, and will vest in the remaining 75% of the Regular Restricted Stock Units ratably, in 25% increments, on each of December 31, 2014, December 31, 2015, and December 31, 2016 (each such date a “Vesting Date”), subject to the Executive’s continued employment with the Company through each such date. Notwithstanding the foregoing, in the event of a termination of the Executive’s employment without Cause or if the Executive resigns for Good Reason, in each case, other than within eighteen (18) months following the Effective Date, the Executive will vest in that number of Restricted Stock Units equal to the product of (A) the number of Restricted Stock Units scheduled to vest on the next Vesting Date and (B) a fraction, the numerator of which is the number of days from the immediately preceding Vesting Date prior to the termination of employment, and the denominator of which is 365; provided, however, that solely in the event of a termination of the Executive’s employment without Cause or if the Executive resigns for Good Reason, in each case, within eighteen (18) months following the Effective Date, the Executive will vest in that number of Restricted Stock Units equal to the total number of Restricted Stock Units scheduled to vest on the next Vesting Date, without proration. Regular Restricted Stock Units shall be settled promptly upon vesting. Any shares of the Company’s common stock provided to the Executive in settlement of the Regular Restricted Stock Units shall be retained by the Executive (after giving effect to any tax withholding obligations with respect to such Regular Restricted Stock Units) until December 31, 2016.

(ii) In lieu of any other equity grant with respect to 2014, upon the Effective Date, the Executive shall be granted an equity award in the form of restricted stock units based on the Company’s common stock with a Fair Market Value (as defined in the Company’s Amended and Restated 2011 Omnibus Incentive Compensation Plan) equal to the amount set forth on Exhibit A (the “Additional Restricted Stock Units” and together with the “Regular Restricted Stock Units,” the “Restricted

Stock Units”). The Additional Restricted Stock Units shall vest 33.4% on the first anniversary of the Effective Date and 33.3% on each of the second and third anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through each such date. Notwithstanding the foregoing, in the event of a termination of the Executive’s employment without Cause or if the Executive resigns for Good Reason, the Executive will vest in that number of Additional Restricted Stock Units equal to the product of (A) the number of Additional Restricted Stock Units scheduled to vest on the next anniversary of the Effective Time and (B) a fraction, the numerator of which is the number of days from the immediately preceding vesting date (or, with respect to terminations of employment during the first vesting period, the Effective Date) prior to the termination of employment, and the denominator of which is 365. The Additional Restricted Stock Units shall be settled immediately upon vesting. Any shares of the Company’s common stock provided to the Executive in settlement of the Additional Restricted Stock Units shall be retained by the Executive (after giving effect to any tax withholding obligations with respect to such Restricted Stock Units) until the third anniversary of the Effective Date.

(iii) Upon the occurrence of a Change of Control while the Executive is still employed by the Company or upon the Executive’s death or Disability, all outstanding Restricted Stock Units shall be 100% vested. For the purposes of this Agreement, the term “Change of Control” shall have the meaning ascribed to it in the Company’s 2011 Omnibus Incentive Compensation Plan. Except as expressly provided in this Section 4(d), the Restricted Stock Units shall have the same terms and conditions as the terms and conditions applicable to restricted stock units generally under the Company’s form of grant award agreement as provided under the Company’s 2011 Omnibus Incentive Compensation Plan.

“Good Reason” means the occurrence or existence of any of the following events or circumstances: (w) a reduction in the annual base salary, target bonus percentage or opportunity, the aggregate employee benefits or fringe benefits required to be provided to the Executive under the Executive’s employment agreement with the Company or its Subsidiary, provided that the Executive notifies the Company, in writing, of such reduction and, if such reduction is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice; (x) the assignment of the Executive to a position that is substantially inconsistent with the Executive’s professional skills and experience level as of the Commencement Date (including, for example, a change in the Executive’s status to a non-exempt employee for purposes of the Fair Labor Standards Act); provided that the Executive notifies the Company, in writing, of such assignment and, if such assignment is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice; (y) any material breach by the Company of its obligations to the Executive under any employment or other written agreement between the Company and the Executive and, if such breach is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of written notice of such breach from the Executive;

or (z) the Company’s requirement that the Executive relocate the Executive’s principal office or place of employment with the Company or its Subsidiary to a location that is more than fifty (50) miles from the present location of the Executive’s principal office. Notwithstanding the foregoing, (i) the Company and the Executive acknowledge and agree that the transactions contemplated by the Merger Agreement and any changes to the Executive’s position, title, duties, reporting responsibilities or authorities in connection therewith or as described in this Agreement shall not constitute Good Reason and (ii) a reduction in position, title, duties, reporting responsibilities or authorities (A) that is associated with the Executive no longer being an executive at a public company, or (B) that relates to the Company becoming a subsidiary of another company, shall not constitute Good Reason.”

(e) Rollover Equity. At the Effective Time, the Executive shall retain and/or purchase, a number of shares of the Company’s common stock with a Fair Market Value equal to 50% of the after-tax value of the amounts received by the Executive with respect to the Executive’s Company Options, Restricted Shares, Restricted Stock Units and Performance Stock Units, in each case, outstanding immediately prior to the Effective Time, pursuant to Section 2.3 of the Merger Agreement (the “Equity Amount”); and 50 percent of such shares shall be retained by the Executive until the first anniversary of the Effective Time and the remainder of such shares shall be retained until the second anniversary of the Effective Time, notwithstanding, for the avoidance of doubt, any earlier termination of the Executive’s employment. The Executive represents and warrants that the Executive did not exercise any Company Options during the period from the date that this Amendment was executed until and including the Effective Date.”

6. Section 7(a) of the Agreement shall be amended and restated to read in its entirety as follows:

“(a) The Company may terminate the Executive’s employment hereunder at any time for Cause by giving the Executive written notice of such termination, containing reasonable specificity of the grounds therefor. For purposes of this Agreement, the term “Cause” shall mean Executive’s (i) willful misconduct or gross negligence in the performance of the Executive’s duties hereunder or substantial failure (other than any such failure that is attributable to Disability) or willful refusal to perform duties reasonably assigned by the Chief Executive Officer or the Board (each, as applicable), or to follow any lawful directive of the Chief Executive Officer or the Board (each, as applicable); (ii) commission of any fraud, embezzlement, theft or any act of material dishonesty that is injurious to the Company, or any deliberate misappropriation of money or other assets of the Company; (iii) material breach of any term of this Agreement or any agreement governing any of the equity compensation, or material breach of the Executive’s fiduciary duties to the Company; (iv) any willful act, or failure to act, in bad faith to the material detriment of the Company; (v) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests the Executive’s cooperation; and (vi) conviction of, or plea of nolo contendere to, a felony or any serious crime (other than vehicular misdemeanors punishable solely by fine); provided that the Company will provide the Executive with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, the Executive shall first be provided a 15-day cure period. A termination pursuant to this Section 7(a) shall take effect immediately upon the giving of the notice contemplated hereby. For the avoidance of doubt, any reference in this Agreement to the term “cause” shall henceforth be deemed to mean “Cause” as defined in this Section 7(a).”

7. Section 8(b) of the Agreement shall be amended and restated to read in its entirety as follows:

“(b) Upon termination of the Executive’s employment under this Agreement by the Company without Cause pursuant to Section 7(b), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following amounts and benefits within 30 days after the effective date of such termination, in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clauses (ii) through (iv) below in the case of amounts due thereunder (or in each case such earlier period as may be required by applicable law); provided, however, that in the case of clauses (ii) through (iv) below, the Executive (A) is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law), and (B) executes and does not revoke within 52 days after the effective date of the Executive’s termination a general release of claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company:

(i) the payments, if any, referred to in Section 8(a) above;

(ii) continued payment of an annual amount equal to the Base Salary as in effect immediately prior to the effective date of such termination over the Severance Period, as provided on Exhibit A, payable during such Severance Period in such manner as the Base Salary would have been payable pursuant to Section 4(a) but for such termination;

(iii) the payment of any pro rata bonus (or portion thereof), if any, awarded and payable to the Executive pursuant to and in accordance with Section 4(b) with respect to the fiscal year in which such termination occurs, to be paid when and as provided in such Section 4(b) (notwithstanding the proviso in Section 8(a)(iii) above); and

(iv) the termination benefits with respect to the Restricted Stock Units described in Section 4(d).”

8. The heading of Section 10 of the Agreement shall be amended and restated to read as follows: “Noncompetition Covenant, Competitive Opportunity, Notification of Subsequent Employer, Nondisparagement.”

9. The first paragraph of Section 10(a) of the Agreement shall be amended and restated to read in its entirety as follows:

“The Executive acknowledges and agrees that the Executive will receive significant and substantial benefits from the Executive’s employment with the Company under this Agreement, including the remuneration, compensation and other consideration inuring to the Executive’s benefit hereunder, as well as introductions to, personal experience with, training in and knowledge of the Company and its Affiliates, the industries in which they engage, and third parties with whom they conduct business. Accordingly, in consideration of the foregoing, and to induce the Company to employ and continue to employ the Executive hereunder and provide such benefits to the Executive (in each case subject to the terms and conditions of this Agreement and the applicable employment policies of the Company and its Affiliates), the Executive agrees that the Executive will not during the period beginning on the Commencement Date and ending on the later of (x) December 31, 2016, or (y) 12 months following the effective date of the Executive’s termination of employment with the Company or its Affiliates for any reason (the period described in clause (x) or (y), the “Non-Competition Period”), provided that in the event that the Company may elect, by providing the Executive with written notice of intention to do so within 6 months of the expiration of the Non-Competition Period, to extend the Non-Competition Period for up to two additional 12 month periods so long as the Company continues to make payments to the Executive in an aggregate amount equal to 110% of the Executive’s Base Salary last in effect prior to the time of Company’s exercise of such option, pursuant to the Company’s normal and customary payroll procedures, during such additional period and such additional period shall be deemed to be the Non-Competition Period:”

10. The following words shall be added at the end of Section 10(b)(i) of the Agreement, which shall read in its entirety as follows:

“and ‘last-mile’ or ‘white glove’ delivery logistics services;”

11. The following Section 10(c) shall be added to the Agreement and shall read in its entirety as follows:

“The benefits or shares delivered pursuant to the Restricted Stock Units are subject to clawback in the event of a breach of Section 10(a) provided that the Executive receives, within six months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the Board, the Executive has breached the restrictive covenants contained in Section 10(a); provided, however, that, in cases where cure is possible, the Executive shall first be provided a 15-day cure period to cease, and to cure, such conduct; provided, further, however, that nothing contained herein shall be deemed to be a waiver of or to bar or limit the Executive’s rights to defend against any such claim of breach or to claim such payment and delivery of all benefits and shares to which the Executive is entitled hereunder.”

12. The following Section 10(d) shall be added to the Agreement and shall read in its entirety as follows:

“If, at any time during the Term, the Executive (i) acquires knowledge of a potential investment, investment opportunity or business venture which the Executive reasonably believes may be an appropriate investment by the Company or its Subsidiaries, or in which the Executive reasonably believes the Company or its Subsidiaries could otherwise have an interest or expectancy (a “Competitive Opportunity”), or (ii) otherwise is then exploiting any Competitive Opportunity, the Executive shall promptly bring such Competitive Opportunity to the attention of the Company or its Subsidiaries. In such event, the Executive shall not have the right to hold any such Competitive Opportunity for the Executive’s (and the Executives’ agents, employees or affiliates) own account and benefit or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity with persons other than the Company or its Subsidiaries.”

13. The following Section 10(e) shall be added to the Agreement and shall read in its entirety as follows:

“The Executive hereby agrees that, prior to accepting employment with any other person during any period during which the Executive remains subject to any of the covenants set forth in Section 10(a), the Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.”

14. The following Section 10(f) shall be added to the Agreement and shall read in its entirety as follows:

“The Executive hereby agrees not to defame or disparage any of the Company, its Subsidiaries or any of their officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company and its Subsidiaries upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. The Executive shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including, without limitation, in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business. Nothing in this Section, however, is intended to nor shall this Section be deemed or construed to, limit the Executive’s ability to answer truthfully any questions that may be put to the Executive under oath in any litigation, arbitration or governmental investigative proceeding.”

15. The following sentence shall be added to the end of Section 15 of the Agreement, which shall read in its entirety as follows:

“At the Effective Time, without limiting the generality of the foregoing and, in each case, as applicable, (a) this Agreement shall supersede the letter agreement from Python to the Executive dated as of the date set forth on Exhibit A (the “CIC Enhancement Agreement”), and (b) at and following the Effective Time, the CIC Enhancement Agreement shall be of no further force and effect.”

16. Section 27 of the Agreement shall be amended and restated in its entirety as follows:

“Section 27. Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding the foregoing provisions of Section 8(b)(ii) and 8(b)(iv), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under Section 8(b)(ii) and 8(b)(iv) during the six-month period immediately following the Executive’s effective date of termination shall instead be paid as of the Executive’s effective date of termination, or provided on the first business day after the date that is six months following the Executive’s effective date of termination (the “Delayed Payment Date”). If the Executive dies following the Executive’s effective date of termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime.”

17. The following Section 28 shall be added to the Agreement and shall read in its entirety as follows:

“Section 28. Section 280G. Anything contained in this Agreement to the contrary notwithstanding, if the payment of any payment or benefit includible in the calculation of “parachute payments” under Section 280G of the Code would render any payments or other benefits to the Executive subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s “parachute payments” shall be reduced to an amount such that the aggregate of any amounts otherwise payable to or benefits to be received by the Executive that are includible in the computation of “parachute payments” does not exceed 2.99 times the “base amount” as defined in Section 280G of the Code; provided, that, such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected and paid for by the Company (the “Accountants”), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. In order to avoid imposition of additional tax and interest on the Executive under Section 409A of the Code, such reduction shall be made first from payments or other benefits that are not “nonqualified deferred compensation” subject to Section 409A of the Code and, if such reduction is insufficient to satisfy the preceding sentence, then from all the remainder of such payments or other benefits pro-rata. The Accountants shall be responsible for making this calculation, and shall make its determination in writing, which shall be binding on the Company and the Executive absent clear or manifest error.”

18. Exhibit A shall be added to the Agreement and shall read in its entirety as follows:

Exhibit A

Position:

Base Salary:
Regular Restricted Stock Unit Value:	The number of shares represented by the Regular Restricted Stock Unit grant will equal 50% of the value of cash Base Salary continuation severance as provided pursuant to the CIC Enhancement Agreement (determined as of the Effective Time), divided by the Fair Market Value of Company common stock on the date of grant.
Additional Restricted Stock Unit Value	The number of shares represented by the Additional Restricted Stock Unit grant will equal 50% of the value of the equity rollover as provided under Paragraph 5 of this Amendment, divided by the Fair Market Value of Company common stock on the date of grant.
Severance Period:

Date of CIC Enhancement Agreement:

19. Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect.

*        *        *         *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EXECUTIVE:

[ Name of Executive ]

XPO LOGISTICS, INC.

Name:
Title:

PACER INTERNATIONAL, INC.

Name:
Title: